Exhibit 99.1
CONTACT INFORMATION

Investor Relations
Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations
Phone:	812-931-2199
Email:	andy.rieth@hill-rom.com

Media
Contact:	Marylou McNally
Phone:	312-819-7233
Email:	marylou.mcnally@hill-rom.com
HILL-ROM REPORTS 64 PERCENT GROWTH IN
SECOND QUARTER ADJUSTED EARNINGS PER SHARE
•	Revenue of $402 million grew 13 percent versus prior year

•	Adjusted diluted earnings per share were $0.54 compared to $0.33 in the prior year, an increase of 64 percent

•	Reported diluted earnings per share were $0.52 compared to $0.38 in the prior year, an increase of 37 percent

•	Adjusted operating margin increased 250 basis points to 12.7 percent

•	Fiscal year 2011 financial guidance increased: Constant currency revenue is now expected to grow 7 to 8 percent and earnings are expected to be $2.26 to $2.32 per diluted share, excluding special items
BATESVILLE, Ind., April 27, 2011 /PRNewswire-FirstCall/ — Hill-Rom Holdings, Inc. (NYSE: HRC), announced strong financial results for its fiscal second quarter ended March 31, 2011 and updated its outlook for 2011. Net income increased 37 percent to $33 million compared to $24 million in the second quarter of the prior year. Earnings per diluted share also increased 37 percent in the same period, to $0.52 from $0.38. Adjusted earnings per diluted share increased 64 percent during the period, to $0.54 from $0.33. The improved financial performance was primarily the result of increased revenue, gross margin expansion, selling and administrative expense leverage and a lower tax rate.
Hill-Rom’s quarterly revenue of $402 million increased 13 percent on a reported basis and 12 percent on a constant currency basis compared to last year. Domestic revenue increased 5 percent to $266 million and international revenue increased 31 percent to $136 million in the same period. Excluding the impact of foreign currency, Hill-Rom’s international revenue increased 27 percent.
Management Comments
“We are pleased to report another quarter with strong sales and earnings growth, along with continued operating margin expansion compared to last year” stated John J. Greisch, President and CEO of Hill-Rom. “This quarter’s results include a number of one-time expense items as well as a 13 percent increase in R&D spending, reflecting our commitment to increased investment in innovation. We have raised our outlook for the full year based on the strong momentum in our North America Acute Care business.”

Second quarter revenue highlights include:
• North America Acute Care. North America Acute Care revenue grew 15 percent to $251 million. Capital sales increased 22 percent due primarily to higher sales of patient support systems, which grew 39 percent. Rental revenue was equivalent to the prior year.
• International. International segment revenue, which excludes Canada, increased 12 percent to $99 million. On a constant currency basis, revenue increased 10 percent, primarily due to volume growth in Europe.
• North America Post-Acute Care. North America Post-Acute Care revenue increased 2 percent to $52 million. Capital sales were flat while rental revenue increased 3 percent versus the prior year. Capital sales were impacted by a decline in our extended care business while rental revenue increased due to higher sales in our respiratory care business.
Second Quarter Financial and Operational Highlights
•	Adjusted operating margin increased 250 basis points to 12.7 percent, compared to 10.2 percent in the second quarter of last year. Improved gross margin and expense management contributed to the improvement versus the prior year period.

•	Operating cash flow was $84 million, compared to $28 million in the second quarter of the prior year, driven primarily by increased net income, improved days sales outstanding and timing of tax payments.

•	The Company’s respiratory care business launched the MetaNeb® system for the mobilization of pulmonary secretions and lung expansion therapy. The MetaNeb system has three distinct therapy modes and complements The Vest®, our popular airway clearance system.

•	A new hip distractor system was recently introduced to facilitate patient positioning and surgical accessibility for hip arthroscopy procedures.

•	In addition to several one-time expense items, we recognized a special charge of $2.6 million related to changes in original estimates associated with our 2010 fourth quarter restructuring action.
Please see the attached schedules for additional information, including condensed financial information, summary balance sheet, cash flow statement and segment sales summaries.
For a more complete review of Hill-Rom’s results, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which will be filed later this week.
Financial Guidance Summary for 2011
The Company increased 2011 financial guidance as follows: Hill-Rom now expects constant currency revenue growth of 7 to 8 percent, compared to the Company’s previous guidance of 5 to 7 percent. This excludes a currency benefit of approximately 1 percent for the full year if exchange rates hold near recent levels. The Company is increasing adjusted earnings guidance to $2.26 to $2.32 per diluted share, compared to the Company’s previous guidance of $2.18 to $2.26. Cash flow from operations for the full year is expected to be $230 to $240 million, compared to the prior range of $225 to $235 million.
Hill-Rom Holdings, Inc. routinely provides earnings per share results and guidance on an adjusted basis because the Company’s management believes that the presentation provides useful information to investors. These measures exclude strategic developments, special charges and the impact of significant litigation or other unusual events. Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the Company’s reported operations for a period. Often, prospective quantification of such items is not feasible. Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Additional assumptions and discussion will be provided during the Company’s conference call to be held tomorrow morning. Information to access the webcast is provided below.
Conference Call Replay and Webcast
The Company will sponsor a conference call and webcast for the investing public at 8:00 a.m. ET, on Thursday, April 28, 2011. The webcast is available at http://ir.hill-rom.com/events.cfm or http://ir.hill-rom.com/eventdetail.cfm?eventid=95245 and will be archived on the Company’s website for those who are unable to listen live. A replay of the call is also available through May 6, 2011 at 800-642-1687 (706-645-9291 International). Code 57849293 is needed to access the replay.
ABOUT HILL-ROM HOLDINGS, INC.
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.
Hill-Rom...enhancing outcomes for patients and their caregivers.
www.hill-rom.com
Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large group purchasing organizations, whether the Company’s new products are successful in the marketplace, impacts of healthcare reform, compliance with federal healthcare programs, collections of accounts receivable, compliance with FDA regulations, antitrust and other litigation, potential exposure to product liability or other claims, failure of the Company’s announced or future strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, adverse consequences resulting from the spin-off of the funeral services business, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, increased costs or unavailability of raw materials, adverse changes in global economic conditions or disruptions of credit markets, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or revise any forward-looking statements.
###

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in millions except per share data)

	Quarterly Period Ended March 31		Year To Date Period Ended March 31
	2011	2010	2011	2010
Net revenues
Capital sales	$278.8	$236.2	$535.5	$467.8
Rental revenues	123.3	120.9	240.8	244.6

Total revenues	402.1	357.1	776.3	712.4
Cost of revenues
Cost of goods sold	151.0	134.4	290.6	264.9
Rental expenses	52.5	50.9	102.6	104.9

Total cost of revenues	203.5	185.3	393.2	369.8
Gross profit
Capital	127.8	101.8	244.9	202.9
Rental	70.8	70.0	138.2	139.7

Total gross profit	198.6	171.8	383.1	342.6
As a percentage of sales	49.4%	48.1%	49.3%	48.1%

Research and development expenses	16.2	14.4	31.0	29.3
Selling and administrative expenses	130.5	120.8	250.5	242.4
Special charges	2.6	5.0	2.6	5.0

Operating profit	49.3	31.6	99.0	65.9

Other income/(expense), net	(1.4)	(1.9)	(3.5)	(3.5)

Income tax expense	14.8	5.2	27.0	18.0

Net income	33.1	24.5	68.5	44.4
Less: Net income attributable to noncontrolling interest	—	0.3	0.2	0.4

Net income attributable to common shareholders	$33.1	$24.2	$68.3	$44.0

Diluted earnings per share:
Earnings per share	$0.52	$0.38	$1.07	$0.69

Average common shares outstanding — diluted (thousands)	63,911	63,500	64,056	63,324

Dividends per common share	$0.1025	$0.1025	$0.2050	$0.2050

Non-GAAP Financial Disclosures and Reconciliations
While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hill-Rom uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Hill-Rom Holdings, Inc. and Subsidiaries
Revenues — Constant Currency
(Dollars in millions)

	Quarterly Period Ended March 31
	2011	Foreign Exchange	2011	2010	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change
Capital sales	$278.8	$3.1	$275.7	$236.2	16.7%
Rental revenues	123.3	0.2	123.1	120.9	1.8%

Total	$402.1	$3.3	$398.8	$357.1	11.7%

Acute Care	$251.3	$1.7	$249.6	$217.7	14.7%
Post-Acute Care	52.2	—	52.2	51.1	2.2%
International	98.6	1.6	97.0	88.3	9.9%

Total	$402.1	$3.3	$398.8	$357.1	11.7%

	Year To Date Period Ended March 31
	2011	Foreign Exchange	2011	2010	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change
Capital sales	$535.5	$0.4	$535.1	$467.8	14.4%
Rental revenues	240.8	(0.6)	241.4	244.6	-1.3%

Total	$776.3	$(0.2)	$776.5	$712.4	9.0%

Acute Care	$469.4	$2.2	$467.2	$423.3	10.4%
Post-Acute Care	104.5	—	104.5	103.7	0.8%
International	202.4	(2.4)	204.8	185.4	10.5%

Total	$776.3	$(0.2)	$776.5	$712.4	9.0%

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions except per share data)

	Quarterly Period Ended March 31, 2011			Quarterly Period Ended March 31, 2010
				Income Before
	Income Before	Income Tax		Income Taxes	Income Tax
	Income Taxes	Expense	Diluted EPS*	and NCI	Expense	Diluted EPS*

GAAP Earnings	$47.9	$14.8	$0.52	$29.7	$5.2	$0.38
Adjustments:
Vendor product recall	(0.8)	(0.3)	(0.01)	—	—	—
Special charges	2.6	1.0	0.03	5.0	1.7	0.05
Tax settlement	—	—	—	—	6.5	(0.10)

Adjusted Earnings	$49.7	$15.5	$0.54	$34.7	$13.4	$0.33

	Year To Date Period Ended March 31, 2011			Year To Date Period Ended March 31, 2010
	Income Before			Income Before
	Income Taxes	Income Tax		Income Taxes	Income Tax
	and NCI	Expense	Diluted EPS*	and NCI	Expense	Diluted EPS*

GAAP Earnings	$95.5	$27.0	$1.07	$62.4	$18.0	$0.69
Adjustments:
Vendor product recall	(0.8)	(0.3)	(0.01)	—	—	—
Special charges	2.6	1.0	0.03	5.0	1.7	0.05
Tax settlement	—	—	—	—	6.5	(0.10)

Adjusted Earnings	$97.3	$27.7	$1.08	$67.4	$26.2	$0.64

*	May not add due to rounding.

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)

	March 31, 2011	September 30, 2010
Assets
Current Assets
Cash and cash equivalents	$235.2	$184.5
Trade accounts receivable, net of allowances	366.6	353.1
Inventories	115.8	108.5
Other current assets	78.1	93.1

Total current assets	795.7	739.2

Property, plant and equipment, net	230.2	243.7
Goodwill	81.1	81.1
Other assets	173.8	181.6

Total Assets	$1,280.8	$1,245.6

Liabilities
Current Liabilities
Trade accounts payable	$72.5	$80.6
Short-term borrowings	104.3	53.1
Other current liabilities	148.1	155.0

Total current liabilities	324.9	288.7

Long-term debt	50.0	98.5
Other long-term liabilities	145.1	142.6

Total Liabilities	520.0	529.8

Noncontrolling interest	—	8.3

Shareholders’ Equity	760.8	707.5

Total Liabilities, Noncontrolling Interest and Shareholders’ Equity	$1,280.8	$1,245.6

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Year To Date Period Ended March 31
	2011	2010
Operating Activities
Net income	$68.5	$44.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51.6	49.5
Provision for deferred income taxes	(1.3)	(8.4)
Loss on disposal of property, equipment leased to others, intangible assets and impairments	1.0	1.8
Stock compensation	6.7	7.2
Tax settlement	—	(6.5)
Excess tax benefits from employee stock plans	(4.1)	—
Change in working capital excluding cash, current investments, current debt and acquisitions and dispositions:
Trade accounts receivable	(12.5)	3.9
Inventories	(7.3)	(13.4)
Other current assets	15.1	(22.4)
Trade accounts payable	(8.1)	(4.7)
Accrued expenses and other liabilities	(8.1)	1.8
Other, net	6.1	(4.1)

Net cash provided by operating activities	107.6	49.1

Investing Activities
Capital expenditures and purchase of intangibles	(30.9)	(27.5)
Proceeds on sales of property and equipment leased to others	4.3	1.0
Acquisitions of businesses, net of cash acquired	—	(7.1)
Proceeds on investment sales/maturities	0.2	5.0

Net cash used in investing activities	(26.4)	(28.6)

Financing Activities
Change in short-term debt	3.2	(0.2)
Payment on revolver	—	(45.0)
Purchase of noncontrolling interest	(11.2)	—
Payment of cash dividends	(12.9)	(12.9)
Proceeds on exercise of options	23.1	2.9
Proceeds from stock issuance	1.5	1.3
Excess tax benefits from employee stock plans	4.1	—
Treasury stock acquired	(41.6)	(1.0)

Net cash used in financing activities	(33.8)	(54.9)

Effect of exchange rate changes on cash	3.3	(1.0)

Total Cash Flows	50.7	(35.4)

Cash and Cash Equivalents:
At beginning of period	184.5	170.6

At end of period	$235.2	$135.2